December 8, 2025

Elemental Royalty Corporation

1020-800 West Pender Street

Vancouver, BC V6X 2V6

Canada

Ladies and Gentlemen:

Re: Elemental Royalty Corporation - Registration Statement on Form S-8

We have acted as Canadian counsel to Elemental Royalty Corporation (the “Company”), a corporation organized under the Business Corporations Act (British Columbia) (the “BCBCA”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on December 8, 2025, relating to the registration under the Securities Act of 1933, as amended, of 6,481,854 common shares in the capital of the Company (the “Shares”) comprised of: (i) 1,385,208 Shares issuable upon the exercise of outstanding options (the “Elemental Options”) granted under the Company’s 2020 Incentive Compensation Plan, as amended (the “Elemental Plan”); (ii) 196,640 Shares issuable pursuant to the settlement of outstanding restricted share units (the “Elemental RSUs”) granted under the Elemental Plan; (iii) 104,545 Shares issuable upon the exercise of outstanding options of the Company (“Altus Replacement Options”) that were issued upon the exchange of options (“Altus Options”) issued by Altus Strategies plc (“Altus”) under the Altus Strategies plc 2019 Share Option Scheme (the “Altus Option Plan” and, together with the Elemental Plan, the “Plans”) pursuant to a scheme of arrangement with Altus (the “Scheme”) pursuant to which the Company acquired all of the issued and outstanding share capital of Altus; and (iv) 4,795,461 Shares that are reserved for issuance upon the exercise or settlement of awards of options, restricted share units and/or performance share units (collectively, “Awards”) that may be issued in the future under the Elemental Plan. The Altus Replacement Options are governed by the Altus Option Plan, while the Elemental Options, Elemental RSUs and any future Awards granted by the Company are or will be governed by the Elemental Plan.

Examinations

In order to render our opinion, we have examined and are relying on originals or copies of the following documents:

(a) the Registration Statement;

(b) the Plans;

(c) a certificate of an officer of the Company dated as of the date hereof certifying certain factual matters (the “Opinion Support Certificate”), including:

(i) the articles of the Company;

(ii) the notice of articles of the Company;

(iii) resolutions of the shareholders of the Company approving the Elemental Plan and the Shares issuable pursuant to Awards granted under the Elemental Plan;

(iv) resolutions of the Board of Directors of the Company approving the Elemental Plan and the allotment and reservation of Shares under the Elemental Plan, and resolutions of the Board of Directors of the Company ratifying the allotment and reservation for issuance of up to 1,581,848 Shares issuable pursuant to exercise of Elemental Options and Elemental RSUs granted under the Elemental Plan;

(v) resolutions of the Board of Directors of the Company authorizing, among other things, the issuance of the Altus Replacement Options and reserving for issuance the Shares issuable pursuant to the exercise of the Altus Replacement Options; and

(d) a certificate of good standing dated the date hereof issued under the Business Corporations Act (British Columbia) in respect of the Company.

We have considered such questions of law and examined such statues and regulations of the Province of British Columbia and of Canada applicable therein as they exist on the date hereof, as we considered necessary or relevant as a basis for our opinion.

Jurisdiction

The opinion expressed herein is limited to the laws of the Province of British Columbia and the federal laws of Canada applicable therein having the force of law on the date hereof (collectively, "British Columbia Law"). We express no opinion as to whether the laws of any particular jurisdiction other than British Columbia Law are applicable to the subject matter hereof. Our opinion is expressed as of the date hereof and we assume no obligation to revise or supplement this opinion should British Columbia Law change subsequent to the date hereof by legislative action, judicial decisions or otherwise or if there is a change in any fact or facts after the date hereof.

Reliance and Assumptions

As a basis for our opinion, we have made the following assumptions and have relied upon the following:

(a) the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies and that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter;

(b) the parties to all executed documents or documents to be executed, including the Company, have legal capacity, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and, the validity, binding effect, and enforceability of such documents on all such parties;

(c) such proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Shares will be or were timely and properly completed, in accordance with all requirements of the British Columbia Law, in the manner presently proposed;

(d) all facts set forth and statements made in certificates supplied by directors and/or officers of the Company, including the Opinion Support Certificate, are and remain true, accurate and complete;

(e) (i) all Elemental Options and Elemental RSUs have been, and all future Awards will be, granted by the Company only in accordance with the terms of the Elemental Plan, and (ii) the Shares will be duly authorized and issued and sold only in accordance with the terms of and upon the due exercise or vesting, as applicable, of Elemental Options, Elemental RSUs and future Awards granted in accordance with the Elemental Plan, and otherwise in accordance with the terms of the Elemental Plan;

(f) (i) all Altus Replacement Options have been duly authorized and issued by the Company in accordance with the terms of the Altus Option Plan, (ii) the Altus Option Plan governs the Altus Replacement Options, (iii) the Shares will be issued and sold only in accordance with the terms of and upon the due exercise or vesting, as applicable, of the Altus Replacement Options in accordance with the Altus Option Plan, and (iv) the Altus Replacement Options were issued pursuant to the Altus Option Plan in exchange for an equal number of Altus Options, and such Altus Options were duly authorized and issued pursuant to the Altus Option Plan;

(g) all legal matters related to the meeting of the securityholders of Altus called to consider the Scheme were duly complied with and that the Scheme was completed in accordance with all applicable laws;

(h) all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(i) none of the documents, originals or copies of which we have examined, has been amended supplemented or revoked; and

(j) all relevant individuals had full legal capacity at all relevant times.

As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials. We have relied upon the certificates and other documents referred to above with respect to the accuracy of the factual matters contained therein and we have not performed any independent check or verification of such factual matters.

When our opinion refers to the Shares of the Company as being "fully-paid and non-assessable", we express no opinion as to actual receipt by the Company of the consideration for the issuance of such Shares or as to the sufficiency of the consideration received by the Company therefor.

Opinion

On the basis of the foregoing and subject to the qualifications and limitations herein expressed, we are of the opinion that:

1. Up to an aggregate of 1,385,208 Shares, upon the due exercise of the Elemental Options in accordance with the terms of the Elemental Plan, including receipt by the Company of the full consideration therefor, will be issued as fully-paid and non-assessable common shares in the capital of the Company.

2. Up to an aggregate of 196,640 Shares, upon the due exercise or vesting, as applicable, of Elemental RSUs in accordance with terms of the Elemental Plan, including receipt by the Company of the full consideration therefor, will be issued as fully-paid and non-assessable common shares in the capital of the Company.

3. Up to an aggregate of 104,545 Shares, upon the due exercise of the Altus Replacement Options in accordance with the terms of the Altus Option Plan, including receipt by the Company of the full consideration therefor, will be issued as fully-paid and non-assessable common shares in the capital of the Company.

4. Up to an aggregate of 4,795,461 Shares issuable pursuant to future Awards granted in accordance with the Elemental Plan, upon the due exercise or vesting, as applicable, of such Awards in accordance with the terms of the Elemental Plan and their respective grant, including receipt by the Company of the full consideration therefor, will be issued as fully-paid and non-assessable common shares in the capital of the Company.

Qualification and Limitations

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the SEC promulgated thereunder.

This opinion is furnished solely for the benefit of the Company in connection with the registration of the Shares pursuant to the Registration Statement. This opinion may not be relied upon by any other person or used for any other purpose without our prior written consent.

Yours truly,

/s/Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP